Exhibit 99.1

For Immediate Release:

SPEIZMAN INDUSTRIES EXTENDS BANK AGREEMENT

CHARLOTTE, NC, March 18, 2004 –Speizman Industries, Inc. (OTC Bulletin Board: SPZN.OB) reported today that it has entered into an Eighth Amendment and Forbearance Agreement relating to its credit facility with SouthTrust Bank, extending the maturity date until May 7, 2004.  The amended credit facility provides a revolving line of credit up to $9.0 million and, except for letters of credit already outstanding, eliminates the Company’s existing line for the issuance of documentary letters of credit.  The availability under the revised combined facility is limited to a borrowing base as defined by the bank.  The Company has limited availability under the line as of March 18, 2004.

Speizman Industries is a leader in the sale and distribution of specialized industrial machinery, parts and equipment.  The Company acts as exclusive distributor in the United States, Canada, and Mexico for leading Italian manufacturers of textile equipment and is a leading distributor in the United States of industrial laundry equipment representing several United States manufacturers.

For additional information on Speizman Industries, please visit the Company's web site at www.speizman.com. To receive Speizman Industries' latest news release and other corporate documents, please contact Gail Gormly at 1-704-559-5777 or email ggormly@speizman.com.